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                                                                       Exhibit 5

                            BROWN & WOOD LETTERHEAD


                                                December 13, 1999

VIA HAND DELIVERY
-----------------

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281-1134

Dear Sirs:

        We have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about December 13, 1999 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 40,000,000 shares of Common Stock, par value $1.33 1/3 per share (including Preferred Stock Purchase Rights)(the "Common Stock"), which may be issued under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan for Managers and Producers (the "Plan"). In such capacity, we have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Plan, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

        Based upon the foregoing, we advise you that, in our opinion, the shares of Common Stock issued under the Plan will be legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.


                                                Very truly yours,

                                                /s/ Brown & Wood LLP